EXHIBIT 23.1

Consent of Independent Auditors

We consent to the use of our report dated March 21, 2003, with respect to the financial statements of the AEGON USA Producers’ Stock Purchase Plan and Plan Trust for the years ended December 31, 2002, 2001 and 2000, included in the Form 11-K filing of the AEGON USA Producers’ Stock Purchase Plan and Plan Trust.

/s/ ERNST & YOUNG LLP

Des Moines, Iowa
June 27, 2003